Exhibit 99.1

ANACOR PHARMACEUTICALS REPORTS 2011 FOURTH QUARTER AND

YEAR-END FINANCIAL RESULTS

Palo Alto, CA — March 13, 2012 — Anacor Pharmaceuticals (NASDAQ:ANAC) announced today its financial results for the fourth quarter and year ended December 31, 2011.

“In 2011, we completed enrollment in two Phase 3 trials of tavaborole in onychomycosis, which keeps us on track to announce top-line data from the first of these trials around the end of 2012 and from the second trial in the beginning of 2013,” said David Perry, CEO of Anacor Pharmaceuticals.  “In addition, in December 2011, we successfully completed a Phase 2a study of AN2728 in atopic dermatitis, which provided us with positive data that, when combined with the safety and efficacy demonstrated in 13 other clinical trials, supports our plan to conduct additional Phase 2 studies of AN2728 in atopic dermatitis in 2012.”

Fourth Quarter 2011 Highlights and Recent Developments

Clinical

•      Tavaborole — our lead topical antifungal product candidate for the treatment of onychomycosis, a fungal infection of the nail and nail bed that affects approximately 35 million people in the United States:

•          In the fourth quarter of 2011, we completed enrollment in two Phase 3 trials for onychomycosis.  Each 52-week Phase 3 trial enrolled approximately 600 patients.  Data from the first trial is expected around the end of 2012 and data from the second trial is expected in the beginning of 2013.

•      AN2728 — our lead topical anti-inflammatory product candidate for the treatment of atopic dermatitis and psoriasis.  Atopic dermatitis is a chronic rash characterized by inflammation and itching and affects an estimated 40 million people in the seven major pharmaceutical markets and approximately 10% - 20% of infants and young children. Psoriasis is a chronic inflammatory skin disease that affects approximately 7.5 million people in the United States and over 100 million people worldwide.

•          In February 2012, we announced positive results from two safety studies of AN2728 - a maximal use systemic exposure (MUSE) study in psoriatic patients and a local tolerability study.  The results of these two studies demonstrate that AN2728, 2% Ointment appears to be safe and well-tolerated when applied to very large body surface areas and that it is well-tolerated when applied to areas of sensitive skin.

•          In December 2011, we announced positive results of a Phase 2a study of AN2728 and AN2898, our second anti-inflammatory product candidate in atopic dermatitis.  The primary endpoint for both compounds was successfully achieved after 28 days of twice-daily treatment.  In the final analysis, 68% of AN2728-treated lesions showed greater improvement in Atopic Dermatitis Severity Index (ADSI) score versus 20% for vehicle (P = 0.02) and 71% of AN2898-treated lesions showed greater improvement in ADSI score versus 14% for vehicle (P = 0.01).  There were no severe adverse events reported that were considered related to either study drug.

•      Due to the safety and efficacy AN2728 has demonstrated in 13 clinical trials to date, we have selected AN2728 as our lead candidate in atopic dermatitis.

•      In October 2011, we held an End-of-Phase 2 meeting with the United States Food and Drug Administration (FDA) to discuss the design of Phase 3 trials of AN2728 in psoriasis, and in November 2011, we filed a Special Protocol Assessment (SPA) and reached agreement with the FDA on the major parameters associated with the design and conduct of the Phase 3 trials of AN2728 in psoriasis.

•      Given the large unmet medical need in atopic dermatitis relative to psoriasis, we plan to focus our 2012 development efforts for AN2728 on additional Phase 2 studies in atopic dermatitis and defer the Phase 3 trials of AN2728 in psoriasis.

•      GSK ‘052 (GSK2251052 or GSK ‘052, formerly known as AN3365) — our lead systemic antibiotic for the treatment of infections caused by Gram-negative bacteria:

•      In March 2012, GlaxoSmithKline, LLC (GSK) voluntarily discontinued certain of its current clinical trials of GSK ‘052 due to a recently identified microbiological finding in a small number of patients in the Phase 2b trial of GSK ‘052 for the treatment of complicated urinary tract infections (cUTI). While we believe the microbiological finding seen in the cUTI study is not related to the safety of GSK ‘052, the potential to negatively impact efficacy led GSK to voluntarily discontinue that study as well as the Phase 2b study in complicated intra-abdominal infections (cIAI) and one of two Phase 1 studies in healthy volunteers.  GSK is in the process of obtaining and analyzing additional information from all enrolled subjects. Upon completion of this analysis, GSK will consider options for the future development of GSK ‘052.

•      Neglected Diseases

•      In March 2012, the Drugs for Neglected Diseases initiative (DNDi) commenced Phase 1 clinical trials for AN5568 (also referred to as SCYX-7158), the first new oral drug candidate discovered specifically to combat human African trypanosomiasis (HAT), also known as sleeping sickness.

Corporate

•      In February 2012, we completed the sale of 3.25 million shares of common stock for gross proceeds of $21.45 million.  The Company expects to use the net proceeds of approximately $19.9 million for research and development activities, working capital and general corporate purposes.

Anticipated Milestones in 2012 and 2013

•      Tavaborole

•      We expect to announce top-line data from the first Phase 3 trial of tavaborole in onychomycosis around the end of 2012 and from the second Phase 3 trial in the beginning of 2013.

•      We expect to file an NDA for tavaborole in onychomycosis in the first half of 2013.

•      AN2728

•      We expect to initiate the following Phase 2 trials of AN2728 in atopic dermatitis in 2012:

1.     Phase 2 safety / pharmacokinetics (PK) and efficacy study in adolescents

2.     Phase 2 safety / PK and efficacy study in children

3.     Phase 2 dose-ranging bilateral study in adolescents

•      We expect to have results from the Phase 2 safety / PK and efficacy study in adolescents in the second half of 2012.

•      We expect to have results from the Phase 2 safety / PK and efficacy study in children and the Phase 2 dose-ranging bilateral study in the first half of 2013.

•      We expect to have an End-of-Phase 2 meeting with the FDA in the first half of 2013.

•      We expect to initiate a Phase 3 trial in atopic dermatitis in mid-2013.

•      GSK ‘052

•      We expect to announce an update on GSK ‘052 development plans in mid-2012.

Selected Fourth Quarter and Full Year 2011 Financial Results

Revenues for the quarter ended December 31, 2011 were $2.6 million, compared to $3.5 million for the comparable period in 2010. The decrease in revenues was primarily due to the one-time grant of $1.5 million under the federal government’s Qualifying Therapeutic Discovery Program (QTDP) in the fourth quarter of 2010 and the decline in revenues from our research and development collaboration with GSK, which were only partially offset by an increase in revenues from our contracts with Medicines for Malaria Ventures (MMV) and Medicis Pharmaceutical Corporation (Medicis). Revenues for the year ended December 31, 2011 were $20.3 million, compared to $27.8 million in 2010. In 2011, revenue from GSK was $10.8 million, which was largely associated with the September 2011 amendment to our collaboration agreement, as compared to $17.9 million in 2010, which included a $15.0 million milestone fee.  In 2010, we also received a $5.8 million payment from Merck upon the termination of our tavaborole license agreement and the $1.5 million QTDP grant, while no such revenues were generated in 2011.  Excluding revenue recognized under the GSK and Merck agreements and the QTDP grant, revenue increased by $6.9 million in 2011 as compared with 2010.  The increase was primarily due to additional revenue recognized under our collaboration agreements with Eli Lilly and Company and Medicis and increased revenues from MMV and our neglected diseases initiatives.

Research and development expenses for the fourth quarter of 2011 were $13.9 million, compared to $9.7 million for the comparable period in 2010. Research and development expenses for the year were $56.1 million, compared to $29.9 million for 2010.  The increase in expenses in the last quarter of 2011 compared to the same quarter in the prior year was primarily due to the increase in development, manufacturing and clinical trial activities for tavaborole and increased activity on our Medicis collaboration that was initiated in 2011.  These increases were only partially offset by declines in spending on our GSK programs.  The increase in expenses for the full year was mainly due to increased manufacturing, development and clinical trial activities for our tavaborole, AN2728 and AN2898 product candidates.  In addition, our research activities increased under our collaborations with Medicis and Lilly and for our neglected diseases initiatives.  These increases were only partially offset by decreases in spending for GSK ‘052 and other GSK programs.  GSK became solely responsible for expenditures related to GSK ‘052 following their licensing of the compound in 2010. In addition, in 2011 our spending on our early stage research programs declined versus the prior year as we redirected our internal resources to our collaborative efforts with Medicis and Lilly.

General and administrative expenses for the fourth quarter of 2011 were $2.9 million compared to $1.9 million for the comparable period in 2010. General and administrative expenses for the year were $10.6 million compared to $7.5 million for 2010. The increase for both the fourth quarter and the year ended 2011 as compared to the same periods in 2010  resulted primarily from the higher costs of operating as a public company and an increase in noncash expenses for stock-based compensation.

Cash, cash equivalents and short-term investments totaled $50.7 million at December 31, 2011, compared to $78.6 million at December 31, 2010.

2012 Financial Outlook

We project cash, cash equivalents and short-term investments to be at least $25 million at year-end 2012.

Conference Call and Webcast

Anacor will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT today, during which management will discuss the company’s financial results and recent developments.  The call can be accessed by dialing (877) 291-1367 (domestic) and (914) 495-8534 (international) five minutes prior to the start of the call and providing the conference ID 59347819.  The call will also be webcast live and can be accessed on the Events and Presentations page, under Investors, on the company’s website at www.anacor.com and will be available for three months following the call.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform. Anacor has discovered seven compounds that are currently in development including its lead compounds: tavaborole, a topical antifungal for the treatment of onychomycosis; AN2728 a topical anti-inflammatory PDE4 inhibitor for the treatment of atopic dermatitis and psoriasis; GSK ‘052 (formerly referred to as AN3365), a systemic antibiotic for the treatment of infections caused by Gram-negative bacteria, which is licensed to GlaxoSmithKline under the companies’ research and development agreement; AN8194, which is licensed to Eli Lilly and Company for an undisclosed animal health application; and AN5568, which is licensed to Drugs for Neglected Diseases initiative for sleeping sickness.  Anacor is also developing AN2718 and AN2898 as backups to tavaborole and AN2728, respectively.  In addition, Anacor has a research and development agreement with Medicis Pharmaceuticals to discover and develop boron-based small molecule compounds directed against a target for the potential treatment of acne.  For more information, visit http://www.anacor.com.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding our milestones, clinical plans and financial projections.  Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to patient accrual, execution on clinical plans and timing of data availability and NDA filing for tavaborole; the potential for success of our AN2728 compound, the timing of a meeting with the FDA and the size of the market in atopic dermatitis; the outcome of GSK’s analysis of the GSK ‘052 clinical trial results to date and the potential for termination of the GSK ‘052 development program; 2012 financial projections and year-end cash balance; and other matters that are described in Anacor’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, including the risk factors set forth in that filing.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release.

ANACOR PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(in thousands, except share and per share data)
Revenues:
Contract revenue	$ 2,596	$ 2,076	$ 20,306	$ 26,357
Government grant revenue	—	1,467	—	1,467
Total revenues	2,596	3,543	20,306	27,824
Operating expenses:
Research and development(1)	13,922	9,734	56,097	29,866
General and administrative(1)	2,870	1,940	10,552	7,452
Total operating expenses	16,792	11,674	66,649	37,318
Loss from operations	(14,196)	(8,131)	(46,343)	(9,494)
Interest income	22	12	148	25
Interest expense	(365)	(404)	(1,396)	(2,005)
Loss on early extinguishment of debt	—	—	(313)	—
Other income (expense)	(10)	1,028	(40)	1,416
Net loss	$(14,549)	$ (7,495)	$(47,944)	$(10,058)
Net loss per common share—basic and diluted	$(0.52)	$(0.73)	$(1.71)	$(2.71)
Weighted-average number of common shares used in calculating net loss per common share—basic and diluted(2)	28,192,721	10,291,261	28,109,302	3,705,505

(1)   Includes the following noncash, stock-based compensation expense:

Research and development	$679	$464	$2,594	$1,631
General and administrative	509	240	1,810	1,155

(2)   Weighted-average number of common shares used in calculating net loss per common share — basic and diluted for the year ended December 31, 2010 (i) excludes convertible preferred stock shares outstanding from January 1 through November 30, 2010, which converted into 11,120,725 shares of common stock as of the November 30, 2010 closing of our initial public offering (IPO) and (ii) includes, on a weighted-average basis, 12,000,000 shares of common stock sold in our IPO and 2,000,000 shares sold in the concurrent private placement, which were outstanding only from November 30 to December 31, 2010, and 1,382,651 shares of common stock sold pursuant to an over-allotment option granted to the underwriters of our IPO, which were outstanding only from December 28 to December 31, 2010.  Total common shares outstanding as of December 31, 2010 were 27,996,878.

ANACOR PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEET DATA

(in thousands)

	December 31,
	2011	2010

Cash, cash equivalents and short-term investments	$50,682	$78,591
Total assets	55,789	83,964
Notes payable	17,313	7,741
Accumulated deficit	(159,124)	(111,180)
Total stockholders’ equity	13,899	56,393

Contact:
Anacor Pharmaceuticals, Inc.

Geoff Parker

Chief Financial Officer

650.543.7516

DeDe Sheel

Director, Investor Relations and Corporate Communications

650.543.7575